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BARRISTER GLOBAL SERVICES NETWORK, INC.

EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is effective as of January 1, 2001, by and between Henry P. Semmelhack, residing at 761 Willardshire Road, Orchard Park, New York 14127 ("Semmelhack"), and Barrister Global Information Network, Inc., a Delaware corporation, having its office and principal place of business at 465 Main Street, Buffalo, New York 14203 ("Barrister").

                  WHEREAS, Semmelhack is currently employed by Barrister as its Chairman of the Board, President and Chief Executive Officer and Barrister and Semmelhack wish to continue this employment relationship on the terms of this Agreement and to provide for a future consulting relationship;

                  NOW, THEREFORE, in consideration of the above and the mutual covenants and obligations in this Agreement, the parties agree as follows:

         1. Term The term of this Agreement will begin as of January 1, 2001 and will continue for five years (the "Term").

         2.       Duties and Responsibilities

                  A. During the first two years of the Term, Semmelhack will be an employee of Barrister and will perform the duties of Chairman of the Board, President and Chief Executive Officer of Barrister. Semmelhack will devote his full business time and best efforts, skills, and ability to promote the business of Barrister and perform for Barrister such duties as are customarily performed by a management or executive employee having responsibility in such areas. Semmelhack will have such power and authority as will reasonably be required to enable him to perform his duties in an efficient manner; provided that in the exercising of such power and authority and the performance of such duties, he will at all times be subject to the direction of the Board of Directors of Barrister.

                  B. Semmelhack will continue to be an employee of Barrister and to perform the duties described in paragraph A of this Section 2 during the third year of the Term if Barrister requests that he do so at least 90 days before the end of the second year of the Term.

                  C. Semmelhack's employee status will terminate at the end of the second year of the Term or, if he continues to act as Chairman of the Board, President and Chief Executive Officer of Barrister during the third year under

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                           paragraph B of this Section 2, at any time during the
                           third year of the Term upon written notice from Barrister. For the remainder of the Term, Semmelhack agrees to be available to provide consulting services to Barrister of a nature, to be determined by mutual agreement between Semmelhack and the Board of Directors of Barrister. Semmelhack will provide such consulting services as an independent contractor, upon terms and conditions determined jointly by Semmelhack and the Board of Directors of Barrister.

                  D. While Semmelhack is an employee of Barrister, he will serve as a member of the Board of Directors of Barrister. Thereafter, he will serve as a member of the Board of Directors of Barrister with full rights and responsibilities of other non-employee directors until the earlier of his resignation or removal.

         3.       Compensation

                  A. For all periods during which Semmelhack is performing the duties described in Section 2(A) or 2(B), he will be compensated as follows:

                           I. Semmelhack will be paid a salary at a rate fixed from time to time by the Board of Directors of Barrister (the "Base Salary"), payable in approximately equal installments at such intervals as Barrister pays the salaries of its executive employees. Semmelhack's initial Base Salary will be $160,000 per year.

                           II. Semmelhack will be eligible for additional incentive compensation each year, determined in accordance with Exhibit A, which is attached to and made a part of this Agreement.

                           III. Barrister will pay Semmelhack during any period of disability lasting less than six months in accordance with its short-term disability policy for executive employees. After six months of disability, Barrister will pay Semmelhack the difference, if any, between Semmelhack's Base Salary and any long-term disability payments he receives under Barrister's long-term disability insurance policy, adjusted for taxes. Semmelhack will contribute to Barrister's long-term disability insurance policy. In no event will the operation of this subsection result in payments to Semmelhack in any year in an amount which in the aggregate exceeds Semmelhack's Base Salary for such year.

                           IV. Semmelhack will be entitled to reimbursement for all reasonable travel and other business expenses incurred by him on behalf of Barrister. Semmelhack will be included, on the same terms as other executive employees of Barrister, in any life insurance, accidental death and dismemberment insurance, medical insurance, pension and profit-

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                                    sharing plans, health care expense
                                    reimbursement and other employee benefit programs that Barrister may have in force from time to time for its personnel.

                           V. Semmelhack will be entitled to eight weeks paid vacation per year.

                  B. In consideration of Semmelhack's agreement to provide consulting services as described in Section 2(C), his compensation will be $108,000 per year, paid monthly in approximately equal installments.

         4.       Termination

                  A. If Semmelhack is substantially unable to render the services described in this Agreement for a period in excess of six months because of disability or illness, Barrister has the right to terminate this Agreement by giving at least thirty days' advance written notice after the end of the six-month period. However, if Semmelhack resumes his duties during that thirty-day period and continuously performs his duties for at least two consecutive months thereafter, the notice of termination will be disregarded and this Agreement will continue in full force as though such notice of termination had not been given. If a question arises as to Semmelhack's ability to perform his regular duties, Semmelhack will be examined by a physician selected jointly by Barrister and Semmelhack. If they cannot agree on a physician, Semmelhack and Barrister will each choose a physician and those two physicians will jointly select a third physician to examine Semmelhack. The determination of the examining physician will be final and binding on all parties for the purposes of this Section 4(A). If this Agreement is terminated under this Section 4(A) and Semmelhack dies of the illness or disability before all payments to which he is entitled under Section 4(C) have been made, Barrister will make such payments to Semmelhack's beneficiary or beneficiaries in accordance with
                           Section 7.

                  B. Barrister has the right, in its sole discretion, to terminate this Agreement at any time for cause, other than on account of illness or disability as provided in Section 4(A), by giving at least fourteen days' advance written notice to Semmelhack of the date when such termination will become effective. For purposes of this Section 4, "cause" means Semmelhack's breach of any provision of this Agreement, failure to adhere to Barrister's Rules and Regulations for Employees (as set forth in Section 1.4-1 of Barrister's Corporate Policies and Procedures Manual, determined by the standard of reasonableness), misconduct or other unlawful, disloyal or unethical conduct that could result in liability or loss of a business advantage or good will to Barrister, refusal to follow the reasonable or lawful directions of the board of directors of Barrister, misfeasance, recklessness or gross negligence in the performance of his duties, neglect of such duties or, in the

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                           reasonable judgment of Barrister, willful injury to
                           another or any act of fraud, dishonesty or competition against Barrister.

                  C. If this Agreement is terminated by Barrister before the expiration of its Term, under Section 4(A) or for any reason other than cause, Barrister will pay Semmelhack (i) his Base Salary, if he is an employee at the time of the termination, or his annual compensation under Section 3(B), if he is a consultant at the time of the termination, for the remainder of the Term, in accordance with the terms of Section 3(A)(i) or 3(B), whichever is applicable, and (ii) any other compensation or benefits due under this Agreement only to the date of termination. If this Agreement is terminated by Barrister for cause prior to the expiration of its Term, Barrister will pay Semmelhack any compensation or benefits due under this Agreement only to the date of such termination. A substantial diminution in Semmelhack's duties as an employee as described in Section 2 will be considered a termination under this Section 4(C).

         5. Proprietary Rights and Non-Competition As a condition of his employment by Barrister under this Agreement, Semmelhack will enter into and be bound by the Employee Inventions, Works of Authorship, Proprietary Rights and Non-Competition Agreement, which is attached to and made a part of this Agreement as Exhibit B, to the same extent as if the text of the Exhibit, other than Sections 15.00 and 15.01, had been fully set forth in the body of this Agreement. The provisions of this Agreement will control over any inconsistent provisions in Exhibit B. Semmelhack acknowledges he has read, understands and agrees to abide by the terms of Exhibit B, including the covenant not to compete contained in Section 12.00 of Exhibit B, and that the employment with and payments by Barrister under this Agreement are satisfactory and adequate consideration for his agreement to comply with all of the provisions in Exhibit B.

         6. Non-Solicitation and Non-Interference For a period of one year following Semmelhack's termination under Section 4 or the termination of this Agreement according to its terms, Semmelhack will not, directly or indirectly, on his own behalf or through another person or entity, (i) contact, solicit, offer to hire or hire any person who was employed by Barrister during the six-month period immediately before such termination; (ii) communicate or have contact with Barrister's employees, customers, suppliers, or other persons with whom Barrister may then have business relations if such communication or contact may interfere with or otherwise interrupt Barrister's operations, employment or business relationships with such persons, or (iii) by any means issue or communicate any private or public statement that may be critical or disparaging of Barrister or its products, services, officers, directors or employees.

         7. Designation of Beneficiary; Lump Sum Payments Semmelhack will give the Secretary of Barrister a written statement designating a beneficiary entitled to

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                  receive any benefits payable to Semmelhack after his death under Section 4(A) of this Agreement. This designation may be revoked or amended by Semmelhack at any time. If no such written designation is filed with the Secretary of Barrister, or if the designated beneficiary is not alive when a payment is to be made, payments will be made in equal shares to Semmelhack's children who are alive at the time of such payment. If Semmelhack has no surviving designated beneficiary or children at the time a payment is to be made, the net present value (based on 7% interest compounded annually) of the monthly payments due under such Section 4(A) will be paid to Semmelhack's estate. In determining the eligibility and status of persons entitled to receive payments under this Section, Barrister may rely on its records and the good faith determinations of its officers, and Barrister will not be liable to any person for any sums paid to any other persons pursuant to such records and determinations.

         8. Participation in Other Plans Nothing in this Agreement affects any right that Semmelhack may otherwise have to participate in, or any right under, any other retirement plan or agreement that Barrister may provide now or in the future.

         9. Assignment This Agreement will not be assigned by either party without the advance written permission of the non-assigning party. Neither Semmelhack nor any beneficiary designated to receive payments under this Agreement has any power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the benefits payable under this Agreement, nor will such benefits be subject to seizure for the payment of any debts or judgments or be transferable by operation in law in the event of bankruptcy, insolvency or otherwise.

         10. Equitable Relief; Claims Generally Semmelhack acknowledges that Barrister will suffer damages incapable of ascertainment in the event that any of the provisions of Section 5, Section 6 or Exhibit B are breached and that Barrister will be irrevocably damaged in the event that these provisions are not enforced fully. Therefore, if any dispute arises with respect to the breach or threatened breach of such provisions, Semmelhack agrees and consents that, in addition to any and all other remedies available to Barrister, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of such provisions. Semmelhack agrees not to argue in any such action that an adequate remedy exists at law. All expenses, including without limitation, attorneys' fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or a threatened breach of Section 5, Section 6 or Exhibit B of this Agreement will be borne by the losing party to the fullest extent permitted by law. Semmelhack recognizes and agrees that the restrictions contained in Section 5, Section 6 and Exhibit B will be effective and enforceable notwithstanding the non-performance or breach of this Agreement by Barrister and notwithstanding any claim made by Semmelhack against Barrister under this Agreement.

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         11.      Cumulative Remedies Any of the remedies provided for in this
                  Agreement will be in addition to any remedy available to either party at law or equity.

         12.      Dispute Resolution

                  A. Barrister, in its sole discretion, elect to have any dispute or claim arising under or in relation to this Agreement, regardless of which party initiated such dispute or claim, determined by arbitration procedures in Buffalo, New York, in accordance with the rules of commercial arbitration of the American Arbitration Association.

                  B. The parties consent to the jurisdiction of the courts of the State of New York and the federal courts in the State of New York for all purposes, including to issue injunctive relief and to render judgment on and enforce any arbitration award. Any judgment rendered by a court of competent jurisdiction will be entitled to full faith and credit anywhere in the United States.

                  C. The prevailing party in any court and/or arbitration proceeding in connection with this Agreement is entitled to payment of all costs, including reasonable legal fees, incurred in connection with such proceeding.

         13. Binding Agreement This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior Agreements between the parties. This Agreement will be binding upon the Parties hereto, their heirs, executors, administrators or successors.

         14. Amendment This Agreement may not be modified, amended or supplemented except in a writing executed by both parties.

         15. Severability; Reformation If any part of this Agreement is held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, the remainder of the Agreement will be given full effect, without regard to the invalid portion. It is the intention of the parties that if any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered by the provision, the court will reduce the duration, area or matter of such provision, and in its reduced form, such provision will be enforceable, and will be enforced. With respect to the duration of any covenant, the parties agree that the court may reduce the duration in three-month increments to the maximum permissible under the law.

         16. Governing Law This Agreement will be construed in accordance with and governed by the laws of the State of New York, except for its principles of conflict of laws.

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         17.      Notices Any notice or other communication under this Agreement will be in writing and delivered by hand, by carrier or by certified mail, to the other party at the address shown above or such other address as a party has indicated in writing in accordance with this Section 17.

         18. Legal Advice Semmelhack represents and warrants to Barrister that he had the opportunity to seek, and was not prevented nor discouraged by Barrister from seeking, independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any pressure or compulsion, such failure to obtain independent legal advice was of his own choice, and he will not use that failure as a defense to any enforcement of his obligations under this Agreement. This Agreement is a negotiated Agreement and will not be construed against the party who caused it to be prepared.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

                                    ____________________________________________
                                    Henry P. Semmelhack

                                    BARRISTER GLOBAL INFORMATION NETWORK, INC.

                                    By _________________________________________
                                       Franklin S. Barry
                                       Chairman, Compensation Committee

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                                    EXHIBIT A

                             INCENTIVE COMPENSATION

                                    EXHIBIT B

        EMPLOYEE INVENTIONS, WORKS OF AUTHORSHIP, PROPRIETARY RIGHTS AND
                            NON-COMPETITION AGREEMENT